Greg Cochran
611 W. Corunna Avenue
Corunna, MI 48817
989-743-9322

Service Contract

THIS SERVICE CONTRACT begins on July 30, 2007 by and between Greg Cochran (Consultant) an individual having an address currently at 611 W. Corunna Avenue, Corunna, MI 48817 and Liberty Renewable Fuels, LLC a Delaware Company, having an address at P.O. Box 335, Owosso, Michigan 48867.

1. Scope of Services. These services will be performed under the direction of Liberty Renewable Fuels, LLC and will include, but not limited to, the following:

   A. Coordinate the display of Epic's Indy Race Car at events promoting Liberty Renewable Fuels. Services include contacting event coordinators, providing logistic coordination and facilitating transportation of the Indy car to events.
   B. Consultant agrees to staff Indy Car promotions at various Liberty events across the state, including providing services that include setup, handing out promotional material and answering questions.
   C. Consultant agrees to provide other professional services at the request of David Skjaerlund, President and CEO of Liberty Renewable Fuels, LLC, as the project requires.

2. Terms and Compensation. During the term of this agreement, fees shall be payable monthly at a rate of $1,250 per week and payable within 10 days of submitting an invoice. This contract shall commence on July 30, 2007. Consultant will also be reimbursed for reasonable expenses including mileage for attending meetings at locations other than Liberty's office in Corunna and meals, lodging and other travel expenses for overnight trips. Consultant will not be reimbursed mileage for travel between the office of the Consultant (which will be located in Michigan) and the office of Liberty Renewable Fuels, LLC in Owosso, Michigan.

3. Termination. This agreement may be terminated by either party at anytime, for just cause, during its duration.

4. Governing Law. This agreement shall be governed by the laws of the state of Michigan.

5. Independent Contractor – Third Parties. In performing services under this agreement, Greg Cochran shall at all times operate as, and have the status of, an independent contractor and shall not act as or be an employee of Liberty Renewable Fuels, LLC. The parties agree to look solely to each other with respect to performance of the agreement and the services to be provided hereunder. This agreement and each and every provision hereof are for the exclusive benefit of Liberty Renewable Fuels, LLC and Greg Cochran and not for the benefit of any third party.

6. Taxes. Consultant shall be solely responsible for paying any federal, state and local taxes as may be imposed upon the income derived by said Consultant through this contract.

7. Conflict of Interests. Consultant represents that it does not presently have any interest and will not acquire any interest, direct or indirect, that would conflict in any manner with the performance of this contract and the scope of services provided herein.

8. Confidentiality. All information furnished to, developed or obtained by Greg Cochran and his employees in the course of performance of services hereunder shall be kept confidential and shall not be disclosed to any other person or organization other than as required for the proper performance of services hereunder. This provision shall not apply to information which is in or becomes a part of the public domain through no fault of Greg Cochran or his employees. Consultant will execute Liberty's confidentiality and non-compete agreement as well.

9. Renegotiations. This contract may be renegotiated with a 30 days written notice by the Consultant or Liberty Renewable Fuels, LLC.

10. Miscellaneous. This contract represents the entire agreement of the parties relating to the subject matter hereof, and it may not be amended, modified or waived other than in writing signed by the party against whom such amendment, modification or waiver is sought to be enforced.

Agreed and accepted this 4th day of Sept, 2007 by:

[signature]

Liberty Renewable Fuels, LLC

[signature]

Greg Cochran